Astoria Financial Corporation Reports 6% and 53% Increase In Second Quarter and Six Months Earnings Per Share, Respectively, to $0.18 and $0.46, Respectively

Quarterly Cash Dividend of $0.13 Per Share Declared

LAKE SUCCESS, N.Y., July 20, 2011 /PRNewswire/ -- Astoria Financial Corporation (NYSE: AF) ("Astoria", the "Company"), the holding company for Astoria Federal Savings and Loan Association ("Astoria Federal"), today reported net income of $16.8 million, or $0.18 diluted earnings per share ("diluted EPS"), for the quarter ended June 30, 2011, increases of 8% and 6%, respectively, over net income of $15.5 million, or $0.17 diluted EPS, for the quarter ended June 30, 2010. For the six months ended June 30, 2011, net income totaled $44.2 million, or $0.46 diluted EPS, increases of 55% and 53%, respectively, over net income of $28.5 million, or $0.30 diluted EPS, for the comparable 2010 period. Included in the 2010 second quarter and six month results are net charges totaling $3.2 million (or $2.1 million, or $0.02 per share, after-tax), which are not routine to our core operations. For further detail, see the "Reconciliation of GAAP Measures to Non-GAAP Measures" table included in this release.

Commenting on the second quarter results, Monte N. Redman, President and Chief Executive Officer of Astoria, stated, "While disappointed with the second quarter results, which were negatively impacted by the continued decrease in interest-earning assets and the slightly higher provision for loan losses compared to the first quarter, I continue to remain optimistic that future credit costs will resume their downward trend and loan and balance sheet growth will resume in the second half of this year."

Second Quarter Financial Highlights

  Low cost savings, money market and checking accounts increased $633.5 million, or 14%, from June 30, 2010 and increased $108.2 million, or 9% annualized, from March 31, 2011, to $5.0 billion
  Early stage loan delinquencies (30-89 days past due) decreased to $207.2 million, a decline of $101.2 million, or 33%, from June 30, 2010 and $10.0 million, or 18% annualized, from March 31, 2011
  Total past due loans decreased to $583.5 million, a decline of $140.0 million, or 19%, from June 30, 2010 and $7.5 million, or 5% annualized, from March 31, 2011
  The Company's tangible common equity ratio increased to 6.46%, up 111 basis points from June 30, 2010 and 30 basis points from March 31, 2011
  Astoria Federal's leverage and tangible capital ratios increased to 8.61%, up 146 basis points from June 30, 2010 and 44 basis points from March 31, 2011
  Astoria Federal's tier 1 risk-based capital ratio increased to 14.48%, up 227 basis points from June 30, 2010 and 59 basis points from March 31, 2011

Board Declares Quarterly Cash Dividend of $0.13 Per Share

The Board of Directors of the Company, at their July 20, 2011 meeting, declared a quarterly cash dividend of $0.13 per common share. The dividend is payable on September 1, 2011 to shareholders of record as of August 15, 2011. This is the sixty-fifth consecutive quarterly cash dividend declared by the Company.

Second Quarter and Six Months Earnings Summary

Net interest income for the quarter ended June 30, 2011 totaled $95.7 million compared to $101.5 million for the previous quarter and $111.9 million for the 2010 second quarter. For the six months ended June 30, 2011, net interest income totaled $197.3 million compared to $226.3 million for the comparable 2010 period. The decreases in net interest income are due primarily to the significant decreases in average interest-earnings assets of $506.7 million and $2.4 billion on a linked quarter and year over year basis, respectively. The net interest margin for the quarter ended June 30, 2011 was 2.34% compared to 2.40% for the previous quarter and 2.37% for the 2010 second quarter. Approximately 3 basis points of the linked quarter decrease are due to one extra day of interest expense in the 2011 second quarter. For the six months ended June 30, 2011, the net interest margin was 2.37% compared to 2.38% for the comparable 2010 six month period.

For the quarter ended June 30, 2011, a $10.0 million provision for loan losses was recorded compared to $7.0 million for the previous quarter and $35.0 million for the 2010 second quarter. For the six months ended June 30, 2011, the provision for loan losses totaled $17.0 million compared to $80.0 million for the comparable 2010 period. Mr. Redman noted, "With a somewhat weaker economy and slightly higher unemployment, along with the prolonged softness in housing values, we felt it prudent to maintain our strong coverage ratio. The allowance for loan losses to total loans, or the coverage ratio, remains over 1%, at 1.35% at June 30, 2011."

Non-interest income for the quarter ended June 30, 2011 totaled $17.0 million compared to $18.0 million for the previous quarter and $23.2 million for the 2010 second quarter. Non-interest income for the six months ended June 30, 2011 totaled $35.1 million compared to $41.9 million for the comparable 2010 period. For the quarter and six months ended June 30, 2010, non-interest income includes a $6.2 million gain relating to a litigation settlement, partially offset by a $1.5 million impairment write-down of premises and equipment. The linked quarter decrease is due to lower mortgage banking income, net, including lower net gain on sales of loans. The decrease for the six months ended June 30, 2011 is also due to customer service fees decreasing $2.8 million.

General and administrative ("G&A") expense for the quarter ended June 30, 2011 totaled $76.0 million compared to $69.6 million for the previous quarter and $75.8 million for the 2010 second quarter. For the six months ended June 30, 2011, G&A expense totaled $145.6 million compared to $144.1 million for the six months ended June 30, 2010. For the quarter and six months ended June 30, 2010, G&A expense includes a $7.9 million litigation settlement. Commenting on the 2011 second quarter expenses, Mr. Redman stated, "The 2011 second quarter G&A expense was impacted by a $5.7 million, or 103%, increase in FDIC insurance premium expense from the previous quarter. We are anticipating the FDIC insurance premium expense to be lower starting in either the third or fourth quarter of this year."

Balance Sheet Summary

Total assets decreased $586.8 million from March 31, 2011 and $968.9 million from December 31, 2010 and totaled $17.1 billion at June 30, 2011. The decline is due to a decrease in loans and securities.

The one-to-four family portfolio totaled $10.6 billion at June 30, 2011 and March 31, 2011 compared to $10.9 billion at December 31, 2010. For the quarter and six months ended June 30, 2011, one-to-four family loan originations for portfolio totaled $636.2 million and $1.3 billion, respectively, compared to $758.5 million and $1.6 billion, respectively, for the comparable 2010 periods. The loan-to-value ratio of the one-to-four family loan production for portfolio for the 2011 second quarter and six months averaged approximately 62% and 61%, respectively, at origination and the loan amount averaged approximately $785,000 and $754,000, respectively. One-to-four family loan prepayments for the quarter and six months ended June 30, 2011 totaled $610.5 million and $1.4 billion, respectively, compared to $748.4 million and $1.5 billion, respectively, for the comparable 2010 periods.

The combined multi-family/commercial real estate ("CRE") portfolio totaled $2.6 billion at June 30, 2011 compared to $2.7 billion at March 31, 2011 and $3.0 billion at December 31, 2010. Multi-family/CRE loan prepayments for the quarter and six months ended June 30, 2011 totaled $133.3 million and $326.4 million, respectively, compared to $76.7 million and $116.3 million for the comparable 2010 periods.

As previously anticipated, our expectation for loan and balance sheet growth starting in the second half of this year is predicated on several factors. The one-to-four family loan pipeline, excluding our own customer loan refinances, is 50%, or almost $300 million, higher than it was at March 31, 2011. In addition, we expect that residential conforming loan limits will be significantly reduced on October 1, 2011, and we have resumed accepting multi-family loan applications.

The securities portfolio declined $192.4 million from March 31, 2011 and totaled $2.4 billion at June 30, 2011, due to the absence of purchase activity in the second quarter. We expect to maintain our securities portfolio at June 30, 2011 levels, or slightly higher, throughout the remainder of 2011.

Deposits decreased $264.7 million from the previous quarter and $388.4 million from December 31, 2010 to $11.2 billion at June 30, 2011. Importantly, low-cost savings, money market and checking account deposits increased $108.2 million, or 9% annualized, from March 31, 2011 and $229.3 million, or 10% annualized, from December 31, 2010. CD accounts (including Liquid CDs) decreased $372.9 million from the previous quarter and $617.7 million from December 31, 2010. Notwithstanding the decline in CDs, during the first half of 2011, we extended $538.2 million of CDs for terms of two years or more in an effort to help limit our exposure to future increases in interest rates. At June 30, 2011, our one-year interest rate sensitivity gap was positive 1.38%.

Borrowings decreased $290.9 million from the previous quarter and $582.8 million from December 31, 2010 to $4.3 billion at June 30, 2011.

Stockholders' equity totaled $1.3 billion, or 7.47% of total assets at June 30, 2011. Astoria Federal continues to be designated as well-capitalized with leverage, tangible, total risk-based and Tier 1 risk-based capital ratios of 8.61%, 8.61%, 15.78% and 14.48%, respectively, at June 30, 2011.

Asset Quality

Non-performing loans ("NPLs"), including troubled debt restructurings ("TDRs") of $45.6 million, totaled $376.3 million, or 2.20% of total assets at June 30, 2011, an increase of $2.5 million from the previous quarter. During the 2011 second quarter, $15.3 million of NPLs were either sold or classified as held-for-sale. One-to-four family NPLs totaled $329.6 million, multi-family/CRE/construction NPLs totaled $41.6 million and consumer and other NPLs totaled $5.2 million compared to $333.0 million, $35.6 million and $5.1 million, respectively, at March 31, 2011. Of the $329.6 million of one-to-four family NPLs, $250.8 million, or 76%, represent residential loans which, at 180 days delinquent and annually thereafter, were reviewed and charged-off, as needed, to the estimated fair value of the underlying collateral at such time, less estimated selling costs.

The following table illustrates loan migration trends from 30 days delinquent to 90+ days delinquent:

($ in millions)	30-59 Days Past Due	60-89 Days Past Due	Combined 30-89 Days Past Due	Change from Previous Quarter	90 + Days Past Due (NPLs)	Total 30-90+ Days Past Due
At June 30, 2010	$230.9	$ 77.5	$308.4	$40.1	$415.1	$723.5
At Sept. 30, 2010	$181.6	$ 70.4	$252.0	$(56.4)	$399.6	$651.6
At Dec. 31, 2010	$165.8	$ 54.3	$220.1	$(31.9)	$390.7	$610.8
At March 31, 2011	$155.0	$ 62.2	$217.2	$ (2.9)	$373.8	$591.0
At June 30, 2011	$162.8	$ 44.4	$207.2	$ (10.0)	$376.3	$583.5

The table below details, as of June 30, 2011, the ten largest concentrations by state of one-to-four family loans and the respective non-performing loan totals in those states. More comprehensive state details are included in the "One-to-Four Family Residential Loan Portfolio-Geographic Analysis" table included in this release.

($ in millions) State	Total 1-4 Family Loans	% of Total 1-4 Family Loan Portfolio	Total 1-4 Family NPLs	NPLs as % of State Total
New York	$2,995.8	28.4%	$40.7	1.36%
Illinois	$1,309.3	12.4%	$47.8	3.65%
Connecticut	$ 971.2	9.2%	$32.8	3.38%
New Jersey	$ 776.2	7.4%	$58.0	7.47%
California	$ 760.5	7.2%	$38.0	5.00%
Massachusetts	$ 732.8	6.9%	$10.7	1.46%
Virginia	$ 648.6	6.1%	$15.8	2.44%
Maryland	$ 631.5	6.0%	$41.9	6.63%
Washington	$ 310.1	2.9%	$ 1.3	0.42%
Texas	$ 217.2	2.1%	$ 0.0	0.0%
Top 10 States	$ 9,353.2	88.6%	$287.0	3.07%
All other states (1,2)	$ 1,197.8	11.4%	$ 42.6	3.56%
Total 1-4 Family Portfolio	$10,551.0	100%	$329.6	3.12%
(1) Includes 27 states and Washington, D.C. (2) Includes Florida with $211.1 million total loans, of which $22.8 million are non-performing loans.

Net loan charge-offs for the quarter and six months ended June 30, 2011 totaled $16.8 million and $35.8 million, respectively, compared to $34.7 million and $63.1 million, respectively, for the comparable 2010 periods. Included in the 2011 second quarter one-to-four family net loan charge-offs are $12.1 million of charge-offs on $46.9 million of NPLs which, at 180 days delinquent and annually thereafter, were reviewed in the 2011 second quarter and charged-off, as needed, to the estimated fair value of the underlying collateral less estimated selling costs. "While we expect NPL levels will remain elevated for some time, especially in those states requiring judicial foreclosure, it is important to note that the loss potential remaining has been greatly reduced as a result of our having already reviewed, marked down, and charged-off as necessary, 76% of the residential NPLs to their adjusted fair value less estimated selling costs," Mr. Redman noted.

Selected Asset Quality Metrics (at or for the three months ended June 30, 2011, except as noted)
($ in millions)	1-4 Family	Multi- family	CRE	Construction	Consumer & Other	Total
Loan portfolio balance	$ 10,551.0	$ 1,846.1	$ 723.5	$ 14.0	$ 294.2(1)	$13,507.6 (2)
Non-performing loans	$ 329.6 (3)	$ 29.9	$ 6.4	$ 5.3	$ 5.2	$ 376.3 (4)
NPLs/total loans	2.44%	0.22%	0.05%	0.04%	0.04%	2.79%
Net charge-offs 2Q11	$ 11.7	$ 3.8	$ 0.8	$ 0.4	$ 0.2	$ 16.8 (4)
Net charge-offs YTD	$ 27.1	$ 6.7	$ 0.8	$ 0.4	$ 0.9	$ 35.8 (4)

(1)  Includes home equity loans of $270.1 million

(2)  Includes $78.8 million of net unamortized premiums and deferred loan costs

(3)  Includes $250.8 million of NPLs reviewed and charged-off, as needed, at 180 days delinquent and annually thereafter

(4)  Does not foot due to rounding

Future Outlook

Commenting on the near-term outlook, Mr. Redman stated, "The road to sustained U.S. economic growth has proven to be a bumpy one as evidenced by the slower than expected growth and slightly higher unemployment in the 2011 second quarter. And, although the operating environment for residential mortgage portfolio lenders remains challenging, we are optimistic that together, the increase in our loan pipeline, coupled with the anticipated reduction in the expanded conforming loan limits in October 2011 and the resumption of multi-family/commercial real estate lending in the second half of 2011, should facilitate future loan and balance sheet growth in 2011 and strong growth starting in 2012. With interest rates remaining lower than anticipated, and loan repayments and modifications higher than expected, we now project the 2011 margin to be slightly lower than the 2010 margin of 2.35%. We expect capital levels to continue to increase which should support loan and balance sheet growth in the second half of 2011 and next year."

Earnings Conference Call July 21, 2011 at 10:00 a.m. (ET)

The Company, as previously announced, indicated that Monte N. Redman, President & CEO will host an earnings conference call Thursday morning, July 21, 2011 at 10:00 a.m. (ET). The toll-free dial-in number is (888) 562-3356, ID# 74366611. A telephone replay will be available on July 21, 2011 from 1:00 p.m. (ET) through midnight July 30, 2011 (ET). The replay number is (800) 642-1687, ID# 74366611. The conference call will also be simultaneously webcast on the Company's website www.astoriafederal.com and archived for one year.

Astoria Financial Corporation, with assets of $17.1 billion, is the holding company for Astoria Federal Savings and Loan Association. Established in 1888, Astoria Federal, with deposits in New York totaling $11.2 billion, is the largest thrift depository in New York and embraces its philosophy of "Putting people first" by providing the customers and local communities it serves with quality financial products and services through 85 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Federal originates mortgage loans through its banking and loan production offices in New York, an extensive broker network covering fourteen states, primarily along the East Coast, and the District of Columbia, and through correspondent relationships covering fifteen states and the District of Columbia.

Forward Looking Statements

This document contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of such words as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would," and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of our investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all areas in which we do business, or conditions in the real estate or securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes, including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, may adversely affect our business; technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may be determined adverse to us or may delay the occurrence or non-occurrence of events longer than we anticipate. We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document.

Tables Follow

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands, Except Share Data)
	At	At
	June 30,	December 31,
	2011	2010
ASSETS
Cash and due from banks	$107,980	$67,476
Repurchase agreements	-	51,540
Securities available-for-sale	448,540	561,953
Securities held-to-maturity
(fair value of $2,014,151 and $2,042,110, respectively)	1,966,836	2,003,784
Federal Home Loan Bank of New York stock, at cost	129,025	149,174
Loans held-for-sale, net	15,393	44,870
Loans receivable:
Mortgage loans, net	13,211,402	13,911,200
Consumer and other loans, net	296,177	311,847
	13,507,579	14,223,047
Allowance for loan losses	(182,717)	(201,499)
Total loans receivable, net	13,324,862	14,021,548
Mortgage servicing rights, net	9,356	9,204
Accrued interest receivable	53,070	55,492
Premises and equipment, net	119,049	133,362
Goodwill	185,151	185,151
Bank owned life insurance	405,875	410,418
Real estate owned, net	59,323	63,782
Other assets	295,875	331,515

TOTAL ASSETS	$17,120,335	$18,089,269

LIABILITIES
Deposits	$11,210,620	$11,599,000
Reverse repurchase agreements	1,900,000	2,100,000
Federal Home Loan Bank of New York advances	2,008,000	2,391,000
Other borrowings, net	378,389	378,204
Mortgage escrow funds	118,915	109,374
Accrued expenses and other liabilities	225,880	269,911

TOTAL LIABILITIES	15,841,804	16,847,489

STOCKHOLDERS' EQUITY
Preferred stock, $1.00 par value; (5,000,000 shares authorized;
none issued and outstanding)	-	-
Common stock, $.01 par value; (200,000,000 shares authorized;
166,494,888 shares issued; and 98,488,313 and 97,877,469 shares
outstanding, respectively)	1,665	1,665
Additional paid-in capital	864,948	864,744
Retained earnings	1,863,727	1,848,095
Treasury stock (68,006,575 and 68,617,419 shares, at cost, respectively)	(1,405,333)	(1,417,956)
Accumulated other comprehensive loss	(35,378)	(42,161)
Unallocated common stock held by ESOP
(3,029,138 and 3,441,130 shares, respectively)	(11,098)	(12,607)

TOTAL STOCKHOLDERS' EQUITY	1,278,531	1,241,780

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$17,120,335	$18,089,269

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Share Data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Interest income:
One-to-four family mortgage loan	$111,869	$136,750	$226,545	$277,704
Multi-family, commercial real estate and construction
mortgage loans	41,085	49,598	85,577	100,723
Consumer and other loans	2,509	2,668	5,016	5,319
Mortgage-backed and other securities	21,339	29,636	43,762	60,983
Repurchase agreements and interest-earning cash accounts	74	54	167	69
Federal Home Loan Bank of New York stock	1,637	1,921	3,954	4,417
Total interest income	178,513	220,627	365,021	449,215
Interest expense:
Deposits	35,638	49,496	72,670	103,038
Borrowings	47,153	59,182	95,100	119,876
Total interest expense	82,791	108,678	167,770	222,914

Net interest income	95,722	111,949	197,251	226,301
Provision for loan losses	10,000	35,000	17,000	80,000
Net interest income after provision for loan losses	85,722	76,949	180,251	146,301
Non-interest income:
Customer service fees	12,107	13,372	23,829	26,665
Other loan fees	805	866	1,737	1,572
Mortgage banking income, net	370	600	2,803	2,157
Income from bank owned life insurance	2,629	2,376	4,864	4,352
Other	1,129	5,958	1,850	7,118
Total non-interest income	17,040	23,172	35,083	41,864
Non-interest expense:
General and administrative:
Compensation and benefits	37,168	34,634	73,701	69,885
Occupancy, equipment and systems	15,923	16,637	32,489	33,086
Federal deposit insurance premiums	11,178	6,616	16,692	13,213
Advertising	2,049	994	3,733	2,814
Other	9,636	16,947	18,958	25,089

Total non-interest expense	75,954	75,828	145,573	144,087

Income before income tax expense	26,808	24,293	69,761	44,078
Income tax expense	9,963	8,747	25,532	15,606

Net income	$16,845	$15,546	$44,229	$28,472

Basic earnings per common share	$0.18	$0.17	$0.46	$0.30

Diluted earnings per common share	$0.18	$0.17	$0.46	$0.30

Basic weighted average common shares	92,949,206	91,621,997	92,842,398	91,541,675
Diluted weighted average common and common
equivalent shares	92,949,206	91,621,997	92,842,398	91,541,742

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Three Months Ended June 30,
		2011			2010
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
			(Annualized)			(Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
One-to-four family	$10,675,616	$111,869	4.19%	$11,891,353	$136,750	4.60%
Multi-family, commercial real
estate and construction	2,685,694	41,085	6.12	3,332,007	49,598	5.95
Consumer and other loans (1)	300,441	2,509	3.34	328,613	2,668	3.25
Total loans	13,661,751	155,463	4.55	15,551,973	189,016	4.86
Mortgage-backed and other securities (2)	2,448,292	21,339	3.49	3,003,555	29,636	3.95
Repurchase agreements and
interest-earning cash accounts	150,589	74	0.20	127,810	54	0.17
Federal Home Loan Bank stock	127,603	1,637	5.13	174,339	1,921	4.41
Total interest-earning assets	16,388,235	178,513	4.36	18,857,677	220,627	4.68
Goodwill	185,151			185,151
Other non-interest-earning assets	872,016			852,970
Total assets	$17,445,402			$19,895,798

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$2,805,096	2,809	0.40	$2,328,276	2,345	0.40
Money market	395,512	450	0.46	337,851	374	0.44
NOW and demand deposit	1,807,350	290	0.06	1,684,022	271	0.06
Liquid certificates of deposit	386,556	238	0.25	622,381	769	0.49
Total core deposits	5,394,514	3,787	0.28	4,972,530	3,759	0.30
Certificates of deposit	5,978,431	31,851	2.13	7,554,438	45,737	2.42
Total deposits	11,372,945	35,638	1.25	12,526,968	49,496	1.58
Borrowings	4,423,712	47,153	4.26	5,727,065	59,182	4.13
Total interest-bearing liabilities	15,796,657	82,791	2.10	18,254,033	108,678	2.38
Non-interest-bearing liabilities	379,064			421,163
Total liabilities	16,175,721			18,675,196
Stockholders' equity	1,269,681			1,220,602
Total liabilities and stockholders' equity	$17,445,402			$19,895,798

Net interest income/net interest
rate spread (3)		$95,722	2.26%		$111,949	2.30%
Net interest-earning assets/net
interest margin (4)	$591,578		2.34%	$603,644		2.37%
Ratio of interest-earning assets
to interest-bearing liabilities	1.04x			1.03x

(1) Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2) Securities available-for-sale are included at average amortized cost.
(3) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Six Months Ended June 30,
		2011			2010
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
			(Annualized)			(Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
One-to-four family	$10,750,140	$226,545	4.21%	$11,947,176	$277,704	4.65%
Multi-family, commercial real
estate and construction	2,784,778	85,577	6.15	3,379,096	100,723	5.96
Consumer and other loans (1)	304,194	5,016	3.30	330,474	5,319	3.22
Total loans	13,839,112	317,138	4.58	15,656,746	383,746	4.90
Mortgage-backed and other securities (2)	2,490,886	43,762	3.51	3,071,338	60,983	3.97
Repurchase agreements and
interest-earning cash accounts	172,670	167	0.19	104,714	69	0.13
Federal Home Loan Bank stock	137,541	3,954	5.75	178,784	4,417	4.94
Total interest-earning assets	16,640,209	365,021	4.39	19,011,582	449,215	4.73
Goodwill	185,151			185,151
Other non-interest-earning assets	901,230			874,848
Total assets	$17,726,590			$20,071,581

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$2,754,957	5,496	0.40	$2,282,817	4,575	0.40
Money market	389,169	879	0.45	333,447	732	0.44
NOW and demand deposit	1,779,252	571	0.06	1,650,178	528	0.06
Liquid certificates of deposit	412,638	506	0.25	647,369	1,592	0.49
Total core deposits	5,336,016	7,452	0.28	4,913,811	7,427	0.30
Certificates of deposit	6,092,447	65,218	2.14	7,686,313	95,611	2.49
Total deposits	11,428,463	72,670	1.27	12,600,124	103,038	1.64
Borrowings	4,623,772	95,100	4.11	5,834,163	119,876	4.11
Total interest-bearing liabilities	16,052,235	167,770	2.09	18,434,287	222,914	2.42
Non-interest-bearing liabilities	415,250			421,905
Total liabilities	16,467,485			18,856,192
Stockholders' equity	1,259,105			1,215,389
Total liabilities and stockholders' equity	$17,726,590			$20,071,581

Net interest income/net interest
rate spread (3)		$197,251	2.30%		$226,301	2.31%
Net interest-earning assets/net
interest margin (4)	$587,974		2.37%	$577,295		2.38%
Ratio of interest-earning assets
to interest-bearing liabilities	1.04x			1.03x

(1) Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2) Securities available-for-sale are included at average amortized cost.
(3) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL RATIOS AND OTHER DATA

	For the		At or For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Selected Returns and Financial Ratios (annualized)
Return on average stockholders' equity	5.31%	5.09%	7.03%	4.69%
Return on average tangible stockholders' equity (1)	6.21	6.01	8.24	5.53
Return on average assets	0.39	0.31	0.50	0.28
General and administrative expense to average assets	1.74	1.52	1.64	1.44
Efficiency ratio (2)	67.36	56.12	62.66	53.73
Net interest rate spread	2.26	2.30	2.30	2.31
Net interest margin	2.34	2.37	2.37	2.38

Selected Non-GAAP Returns and Financial Ratios (annualized) (3)
Non-GAAP return on average stockholders' equity	5.31%	5.78%	7.03%	5.03%
Non-GAAP return on average tangible stockholders' equity (1)	6.21	6.81	8.24	5.93
Non-GAAP return on average assets	0.39	0.35	0.50	0.30
Non-GAAP general and administrative expense to average assets	1.74	1.37	1.64	1.36
Non-GAAP efficiency ratio (2)	67.36	52.10	62.66	51.70

Asset Quality Data (dollars in thousands)
Non-performing assets (4)			$435,663	$469,533
Non-performing loans (4)			376,340	415,105
Loans delinquent 90 days or more and still accruing interest			613	455
Non-accrual loans			375,727	414,650
Loans 60-89 days delinquent			44,391	77,468
Loans 30-59 days delinquent			162,793	230,914
Net charge-offs	$16,769	$34,749	35,782	63,050

Non-performing loans/total loans			2.79%	2.70%
Non-performing loans/total assets			2.20	2.11
Non-performing assets/total assets			2.54	2.39
Allowance for loan losses/non-performing loans			48.55	50.83
Allowance for loan losses/non-accrual loans			48.63	50.89
Allowance for loan losses/total loans			1.35	1.37
Net charge-offs to average loans outstanding (annualized)	0.49%	0.89%	0.52	0.81

Capital Ratios (Astoria Federal)
Tangible			8.61%	7.15%
Leverage			8.61	7.15
Risk-based			15.78	13.47
Tier 1 risk-based			14.48	12.21

Other Data
Cash dividends paid per common share	$0.13	$0.13	$0.26	$0.26
Book value per share (5)			13.39	13.06
Tangible book value per share (6)			11.45	11.09
Tangible common stockholders' equity/tangible assets (1) (7)			6.46%	5.35%
Mortgage loans serviced for others (in thousands)			$1,461,143	$1,412,836
Full time equivalent employees			1,589	1,565

(1) Tangible stockholders' equity represents stockholders' equity less goodwill.
(2) Efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.

(3) See the "Reconciliation of GAAP Measures to Non-GAAP Measures" table included in this release for a reconciliation of GAAP measures to non-GAAP measures for the three and six months ended June 30, 2010.

(4) Non-performing assets and non-performing loans include, but are not limited to, one-to-four family mortgage loans which at 180 days past due and annually thereafter we obtained an estimate of collateral value and charged-off any portion of the loan in excess of the estimated collateral value less estimated selling costs.

(5) Book value per share represents stockholders' equity divided by outstanding shares, excluding unallocated Employee Stock Ownership Plan, or ESOP, shares.
(6) Tangible book value per share represents stockholders' equity less goodwill divided by outstanding shares, excluding unallocated ESOP shares.
(7) Tangible assets represent assets less goodwill.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

END OF PERIOD BALANCES AND RATES
(Dollars in Thousands)

	At June 30, 2011		At March 31, 2011		At June 30, 2010
		Weighted		Weighted		Weighted
		Average		Average		Average
	Balance	Rate (1)	Balance	Rate (1)	Balance	Rate (1)
Selected interest-earning assets:
Mortgage loans, gross (2):
One-to-four family	$10,221,438	4.50%	$10,314,095	4.61%	$11,358,339	4.99%
Multi-family, commercial real estate
and construction	2,542,053	6.06	2,720,027	6.05	3,175,604	6.04
Mortgage-backed and other securities (3)	2,415,376	3.73	2,607,821	3.75	2,736,725	4.11

Interest-bearing liabilities:
Savings	2,838,239	0.40	2,766,057	0.40	2,387,177	0.40
Money market	397,148	0.46	386,670	0.46	337,455	0.45
NOW and demand deposit	1,809,863	0.06	1,784,318	0.06	1,687,163	0.06
Liquid certificates of deposit	363,393	0.25	414,652	0.25	607,853	0.50
Total core deposits	5,408,643	0.28	5,351,697	0.28	5,019,648	0.30
Certificates of deposit	5,801,977	2.09	6,123,642	2.17	7,228,793	2.40
Total deposits	11,210,620	1.22	11,475,339	1.29	12,248,441	1.54
Borrowings, net	4,286,389	4.20	4,577,296	4.12	5,813,019	4.02

(1)  Weighted average rates represent stated or coupon interest rates excluding the effect of yield adjustments for premiums,

       discounts and deferred loan origination fees and costs and the impact of prepayment penalties.

(2) Mortgage loans exclude loans held-for-sale and non-performing loans.
(3) Securities available-for-sale are reported at fair value and securities held-to-maturity are reported at amortized cost.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(In Thousands, Except Per Share Data)

Income and expense and related financial ratios determined in accordance with GAAP (GAAP measures) excluding the adjustments detailed in the following tables (non-GAAP measures) provide a meaningful comparison for effectively evaluating Astoria's operating results.

	For the Three Months Ended
	June 30, 2010
	GAAP	Adjustments (1)	Non-GAAP

Net interest income	$111,949	$ -	$111,949
Provision for loan losses	35,000	-	35,000

Net interest income after provision for loan losses	76,949	-	76,949
Non-interest income	23,172	(4,635)	18,537
Non-interest expense (general and administrative expense)	75,828	(7,850)	67,978

Income before income tax expense	24,293	3,215	27,508
Income tax expense	8,747	1,133	9,880

Net income	$ 15,546	$ 2,082	$ 17,628

Basic earnings per common share	$0.17	$0.02	$0.19

Diluted earnings per common share	$0.17	$0.02	$0.19

	For the Six Months Ended
	June 30, 2010
	GAAP	Adjustments (1)	Non-GAAP

Net interest income	$226,301	$ -	$226,301
Provision for loan losses	80,000	-	80,000

Net interest income after provision for loan losses	146,301	-	146,301
Non-interest income	41,864	(4,635)	37,229
Non-interest expense (general and administrative expense)	144,087	(7,850)	136,237

Income before income tax expense	44,078	3,215	47,293
Income tax expense	15,606	1,133	16,739

Net income	$ 28,472	$ 2,082	$ 30,554

Basic earnings per common share	$0.30	$0.02	$0.33	(2)

Diluted earnings per common share	$0.30	$0.02	$0.33	(2)

Non-GAAP returns are calculated substituting non-GAAP net income for net income in the corresponding ratio calculation, while the non-GAAP general and administrative expense to average assets ratio substitutes non-GAAP general and administrative expense (non-GAAP non-interest expense) for general and administrative expense (non-interest expense) in the corresponding ratio calculation.  Similarly, the non-GAAP efficiency ratio substitutes non-GAAP non-interest income and non-GAAP general and administrative expense for non-interest income and general and administrative expense in the corresponding ratio calculation.

(1) Non-interest income adjustments relate to the $6.2 million goodwill litigation settlement, partially offset by the $1.5 million impairment write-down of premises and equipment.  Non-interest expense adjustments relate to the McAnaney litigation settlement.

(2) Figures do not cross foot due to rounding.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

One-to-Four Family Residential Loan Portfolio - Geographic Analysis
(Dollars in millions)
	At June 30, 2011
			Non-performing loans
State	Total loans	Non-performing loans	as % of total loans
New York
Full Income	$2,711.5	$18.1	0.67%
Alt A < 70% LTV	$220.9	$12.6	5.70%
Alt A 70%-80% LTV	$63.4	$10.0	15.77%
State Total	$2,995.8	$40.7	1.36%

Illinois
Full Income	$1,090.4	$19.7	1.81%
Alt A < 70% LTV	$111.4	$11.6	10.41%
Alt A 70%-80% LTV	$107.5	$16.5	15.35%
State Total	$1,309.3	$47.8	3.65%

Connecticut
Full Income	$816.6	$13.4	1.64%
Alt A < 70% LTV	$107.3	$12.4	11.56%
Alt A 70%-80% LTV	$47.3	$7.0	14.80%
State Total	$971.2	$32.8	3.38%

New Jersey
Full Income	$613.1	$27.5	4.49%
Alt A < 70% LTV	$82.1	$9.9	12.06%
Alt A 70%-80% LTV	$81.0	$20.6	25.43%
State Total	$776.2	$58.0	7.47%

California
Full Income	$492.2	$15.0	3.05%
Alt A < 70% LTV	$141.6	$11.2	7.91%
Alt A 70%-80% LTV	$126.7	$11.8	9.31%
State Total	$760.5	$38.0	5.00%

Massachusetts
Full Income	$642.4	$5.3	0.83%
Alt A < 70% LTV	$62.9	$2.7	4.29%
Alt A 70%-80% LTV	$27.5	$2.7	9.82%
State Total	$732.8	$10.7	1.46%

Virginia
Full Income	$497.5	$6.8	1.37%
Alt A < 70% LTV	$67.3	$2.1	3.12%
Alt A 70%-80% LTV	$83.8	$6.9	8.23%
State Total	$648.6	$15.8	2.44%

Maryland
Full Income	$487.1	$18.2	3.74%
Alt A < 70% LTV	$68.5	$7.0	10.22%
Alt A 70%-80% LTV	$75.9	$16.7	22.00%
State Total	$631.5	$41.9	6.63%

Washington
Full Income	$305.0	$0.9	0.30%
Alt A < 70% LTV	$3.4	$0.0	0.00%
Alt A 70%-80% LTV	$1.7	$0.4	23.53%
State Total	$310.1	$1.3	0.42%

Texas
Full Income	$217.1	$0.0	0.00%
Alt A < 70% LTV	$0.1	$0.0	0.00%
Alt A 70%-80% LTV	$0.0	$0.0	0.00%
State Total	$217.2	$0.0	0.00%

Other States*
Full Income	$1,020.5	$22.4	2.20%
Alt A < 70% LTV	$107.4	$9.8	9.12%
Alt A 70%-80% LTV	$69.9	$10.4	14.88%
Other States Total	$1,197.8	$42.6	3.56%

Total all states
Full Income	$8,893.4	$147.3	1.66%
Alt A < 70% LTV	$972.9	$79.3	8.15%
Alt A 70%-80% LTV	$684.7	$103.0	15.04%
Grand total	$10,551.0	$329.6	3.12%

* Includes Florida with $211.1 million total loans, of which $22.8 million are non-performing loans.
Note: LTVs are based on current principal balances and original appraised values

CONTACT: Peter J. Cunningham, First Vice President, Investor Relations, +1-516-327-7877, ir@astoriafederal.com